                                                                     Exhibit 4.5

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED,
OR ANY STATE SECURITIES LAWS AND MAY NOT BE PLEDGED, SOLD, OFFERED FOR SALE,
TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE REGISTRATION
REQUIREMENTS OF SUCH ACT AND SUCH STATE SECURITIES LAWS OR UNLESS EXEMPTIONS
THEREFROM ARE APPLICABLE WITH RESPECT TO SUCH PLEDGE, SALE, OFFER, TRANSFER OR
OTHER DISPOSITION.

[THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT ("OID") AS DEFINED BY SECTION
1273(a)(1) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. THE FOLLOWING
INFORMATION IS PROVIDED PURSUANT TO THE INFORMATION REPORTING REQUIREMENTS SET
FORTH IN TREASURY REGULATION 1.1275-3.

THE ISSUE PRICE OF THIS DEBT INSTRUMENT IS [$___________]. THE AMOUNT OF OID ON
THIS DEBT INSTRUMENT IS [$___________]. THE ISSUE DATE OF THIS DEBT INSTRUMENT
IS [_______________]. THE PER ANNUM YIELD TO MATURITY OF THIS DEBT INSTRUMENT IS
[___]% COMPOUNDED SEMI-ANNUALLY.]1

                                  LABONE, INC.

                        Series A Senior Subordinated Note
                               Due August 31, 2008

                    $[__________](2) Dated: [__________](3)

           FOR VALUE RECEIVED, the undersigned, LABONE, INC., a Missouri corporation (the "Company"), hereby promises to pay, in accordance with Section
2 below, to [NAME OF PURCHASER] or the registered assigns thereof (the
"Holder"), the principal sum of [_________] DOLLARS ($[____])(2) as follows:
(i) [_________] DOLLARS ($[____])(4) shall be due and payable on August 31,
2006 (the "First Amoritization Date"), (ii) [_________] DOLLARS ($[____])(5)
shall be due and payable on August 31, 2007 (the "Second Amortization Date")
and (iii) [_________] DOLLARS ($[____])5 shall be due and payable on August 31,
2008

-------------------------
(1) OID legend to appear in Series B Notes only.
(2) Principal sum of the Note.
(3) Date of issuance of the Note.
(4) Twenty-five percent of the principal sum of the Note.
(5) Fifty percent of the principal sum of the Note.

(the "Maturity Date"), and to pay interest on the principal sum of this Note in accordance with Sections 2 and 3 below.

           1.   Notes.

           [This Note is one of a duly authorized and issued series of Notes of the Company, consisting of $15,000,000 in aggregate principal amount of Notes designated "Series A Senior Subordinated Notes due August 31, 2008" that have been issued pursuant to a Securities Purchase Agreement dated as of August 31,
2001 among the Company, Welsh, Carson, Anderson & Stowe IX, L.P. and the other purchasers named on Schedule I thereto (the "Securities Purchase Agreement"). As used herein, the term "Note" or "Notes" includes all of such Series A Senior
Subordinated Notes due August 31, 2008 as well as (i) all Series B Senior
Subordinated Notes due August 31, 2008 that are from time to time issued by the
Company as contemplated by Section 6.05 of the Securities Purchase Agreement,
(ii) all Deferred Interest Notes (as defined in Section 3(d) below) issued in respect of any Notes and (iii) all Notes subsequently issued upon exchange or transfer of any Notes or otherwise in substitution therefor.](6)

           [This Note is one of a duly authorized and issued series of Notes of the Company, consisting of up to $15,000,000 in aggregate principal amount of
Notes designated "Series B Senior Subordinated Notes due August 31, 2008" that have been or will be issued as contemplated by Section 6.05 of the Securities
Purchase Agreement dated as of August 31, 2001 among the Company, Welsh, Carson,
Anderson & Stowe IX, L.P. and the other purchasers named on Schedule I thereto
(the "Securities Purchase Agreement"). As used herein, the term "Note" or
"Notes" includes all of such Series B Senior Subordinated Notes due August 31,
2008 as well as (i) all Series A Senior Subordinated Notes due August 31, 2008
that were issued by the Company on August 31, 2001 pursuant to the Securities
Purchase Agreement, (ii) all Deferred Interest Notes (as defined in Section 3(d)
below) issued in respect of any Notes and (iii) all Notes subsequently issued upon exchange or transfer of any Notes or otherwise in substitution therefor.](7)

           2.   Payments of Principal and Interest.

           (a) Subject to Section 3(d) below, all payments of principal and interest on this Note shall be in such coin or currency of the United States of
America as at the time of payment shall be legal tender for payment of public and private debts. All such payments shall be made by check mailed to the person deemed the Holder of this Note in accordance with Section 6 below at the address for such person appearing in the Register (as defined in Section 4 below) or, if arrangements reasonably satisfactory to the Company are made, by wire transfer of immediately available funds to an account specified by such Holder.

--------------------------
(6) For inclusion in Series A Notes.
(7) For inclusion in Series B Notes.

           (b) If any payment of principal or interest on this Note is due on a day which is not a Business Day, it shall be due on the next succeeding Business
Day. For purposes of this Note, "Business Day" shall mean any day other than a
Saturday, Sunday or a legal holiday or day on which banks are authorized or required to be closed in Kansas City, Missouri or New York, New York.

           3. Interest on the Note.

           (a) The Company shall pay interest on the unpaid principal amount from time to time outstanding under this Note at the rate of 11% per annum;
provided, that once any principal amount hereof or interest hereon shall have become due and payable, if such amount is not timely paid, the Company shall thereafter pay interest on any such overdue principal amount and, to the extent permitted by applicable law, on any such overdue interest, at the rate of 13%
per annum until such amounts shall have been paid in full in cash. Interest on this Note shall be computed on the basis of actual days elapsed over a 360-day year.

           (b) Interest on this Note shall be payable in cash semi-annually in arrears on each June 30 and December 31 hereafter (each an "Interest Payment
Date") and on the Maturity Date; provided, that with respect to any principal amount of this Note that shall at any time become due and payable prior to the
Maturity Date (whether by means of amortization, acceleration or otherwise), all accrued and unpaid interest on such principal amount hereof shall also become due and payable on such earlier date; provided, further, that interest on overdue amounts shall be payable on demand.

           (c) Notwithstanding anything to the contrary contained above, the
Company may elect (by providing not less than ten days prior written notice of such election to the Holder at the address for such Holder appearing in the
Register) to pay the interest that would otherwise be due and payable in cash hereunder on December 31, 2001 and/or June 30, 2002 in-kind rather than in cash
(any such election, an "Interest Deferral Election"). If any Interest Deferral
Election is made pursuant to this Section 3(c), the Company shall satisfy its obligation to pay interest hereunder by issuing to the Holder a Note in a principal amount equal to the product of (A) such unpaid amount of interest and
(B) 14/11 (each a "Deferred Interest Note"). Deferred Interest Notes shall be in substantially the form hereof and shall be dated as of the Interest Payment Date to which such Interest Deferral Election applies.

           4. Transfer, Etc. of Notes. The Company shall keep at its office or agency maintained as provided in Section 9(a) a register in which the Company shall provide for the registration of this Note and for the registration of transfer and exchange of this Note (the "Register"). The Holder may, at its option, and either in person or by its duly authorized attorney, surrender the same for registration of transfer or exchange at the office or agency of the
Company maintained as provided in Section 9(a) and, without expense to such
Holder (except for taxes or governmental charges imposed in connection therewith), receive in exchange therefor a Note or Notes each in such denomination or denominations as such Holder may request, dated as of the date to which interest has been paid on the Note or Notes so surrendered for transfer or exchange, for the same aggregate principal amount as the then unpaid principal

amount of the Note or Notes so surrendered for transfer or exchange, and registered in the name of such person or persons as may be designated by such
Holder. Every Note presented or surrendered for registration of transfer or exchange shall be duly endorsed, or shall be accompanied by a written instrument of transfer, satisfactory in form to the Company, duly executed by the Holder or its attorney duly authorized in writing. Every Note so made and delivered in exchange for such Note shall in all other respects be in the same form and have the same terms and legends thereon as such Note. No transfer or exchange of any
Note shall be valid unless (x) made in the foregoing manner at such office or agency and (y) registered under the Securities Act of 1933, as amended, or any applicable state securities laws or unless an exemption from registration is available.

           5. Loss, Theft, Destruction or Mutilation of Note. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of any such loss, theft or destruction, upon receipt of an affidavit of loss and an indemnity reasonably acceptable in form and substance to the Company from the Holder, or in the case of any such mutilation, upon surrender and cancellation of this Note, the
Company will make and deliver, in lieu of this Note, a new Note of like tenor and unpaid principal amount and dated as of the date to which interest has been paid on this Note.

           6. Persons Deemed Holders. The Company may deem and treat the person in whose name this Note is registered in the Register as the Holder of this Note for the purpose of receiving payment of principal of and interest on this Note and for all other purposes whatsoever, whether or not this Note shall be overdue.

           7.   Optional Prepayments.

           (a) Optional Prepayment. Subject to Section 7(c) below, upon notice given as provided in Section 7(b) below, the Company may, at any time and from time to time after August 31, 2003, at its option, prepay all or any portion of the principal amount of this Note, without premium or penalty, together with any accrued and unpaid interest thereon through the date of such prepayment. Except as provided in Section 8 below, prior to August 31, 2003, the Company shall have no right to prepay this Note without the prior written consent of the Holder.

           (b) Notice of Optional Prepayment. The Company shall give written notice of any prepayment of this Note or any portion hereof pursuant to Section
7(a) not less than ten nor more than 60 days prior to the date fixed for such prepayment. Such notice of prepayment and all other notices to be given to the
Holder of this Note shall be given by registered or certified mail at its address designated on the Register on the date of mailing such notice of prepayment or other notice. Upon notice of prepayment being given as aforesaid, the Company covenants and agrees that it will prepay, on the date therein fixed for prepayment, this Note or the portion hereof, as the case may be, so called for prepayment. Any prepayment of less than all of the outstanding principal amount of this Note and all accrued but unpaid interest hereon pursuant to this
Section 7 shall be applied as follows: first, to the payment of accrued and unpaid interest on the principal amount being repaid, second, to reduce the amount of principal otherwise payable on the Maturity Date, third, to reduce the amount of principal otherwise payable on the Second

Amortization Date, and fourth, to reduce the amount of principal otherwise payable on the First Amortization Date.

           (c) Pro Rata Treatment of Notes. Any prepayment of some but less than all of the principal of and accrued interest on the Notes or any purchase, redemption or retirement of less than all of the principal of and accrued interest on the Notes shall be made on a pro rata basis among all of the Notes based on the aggregate principal amounts thereof.

           (d) Interest After Date Fixed for Prepayment. If this Note or a portion hereof is called for prepayment as herein provided, this Note or such portion shall cease to bear interest on and after the date fixed for such prepayment unless, upon presentation for such purpose, the Company shall fail to pay this Note or such portion, as the case may be, in which event this Note or such portion, as the case may be, and, so far as may be lawful, any overdue installment of interest, shall bear interest on and after the date fixed for such prepayment and until paid in full in cash at the rate per annum provided herein for overdue amounts.

           (e) Surrender of Note; Notation Thereon. Upon any prepayment of a portion of the principal amount of this Note, the Holder, at its option, may require the Company to execute and deliver at the expense of the Company (other than for transfer taxes, if any), upon surrender of this Note, a new Note registered in the name of such person or persons as may be designated by the
Holder for the principal amount of this Note then remaining unpaid, dated as of the date to which the interest has been paid on the principal amount of this
Note then remaining unpaid, or may present this Note to the Company for notation hereon of the payment of the portion of the principal amount of this Note so prepaid.

           8. Mandatory Prepayments. (a) If at any time while any of the Notes shall be outstanding, a Change of Control (as hereinafter defined) shall occur, then, the Company shall take such action as may be necessary, to provide funds sufficient to, and obtain any consent necessary to, prepay the entire principal amount of this Note on the Change of Control Payment Date (as hereinafter defined) and, in connection with such prepayment, pay to such Holders (x) all interest accrued thereon through the date of prepayment and (y) a premium equal to 1% of the principal amount of this Note. Notwithstanding anything to the contrary contained in this Section 8, the Holders of not less than a majority in principal amount of the Notes then outstanding may waive any mandatory prepayment otherwise required pursuant to this Section 8 by giving prior written notice of such waiver to the Company within ten Business Days after written notice of the Change of Control is given to the Holders.

           (b) As used herein, the following terms shall have the
following meanings:

                "Change of Control" shall mean (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all the assets of the Company and its subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the
      Exchange Act), (ii) the consummation of any transaction (including any merger or consolidation) the result of which is that any "person" (as defined above), becomes the

      beneficial owner (as determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act except that a person will be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than fifty percent (50%)
      of the Voting Securities (as hereinafter defined) of the Company, or (iii)
      the first day on which a majority of the members of the board of directors are not Continuing Directors (as hereinafter defined). "Person" as used in clauses (i) and (ii) shall not include any Purchaser (as defined in the
      Securities Purchase Agreement).

                "Change of Control Payment Date" shall mean (i) in the case of any Change of Control resulting from a transaction to which the Company is a party, the date of consummation of such transaction and (ii) in the case of any other Change of Control, the date which is 30 days after the occurrence of such Change of Control.

                "Continuing Directors" shall mean individuals who constituted the Board of Directors of the Company on August 31, 2001 after giving effect to the issuance of the Series B-1 Preferred Shares (as defined in the Securities Purchase Agreement) (the "Incumbent Directors"); provided, that any individual becoming a director during any year shall be considered to be an Incumbent Director if (i) such individual's election, appointment or nomination was recommended or approved by at least two-thirds of the other Incumbent Directors continuing in office following such election, appointment or nomination present, in person or by telephone, at any meeting of the Board of Directors of the Company, after the giving of a sufficient notice to each Incumbent Director so as to provide a reasonable opportunity for such Incumbent Directors to be present at such meeting or (ii) such individual was nominated, appointed or selected by the holders of the Series B-1 Preferred Shares or nominated, appointed or selected in accordance with Section 6.02 of the
      Securities Purchase Agreement.

                "Voting Securities" means securities of the Company ordinarily having the power to vote for the election of directors of the Company.

           9. Affirmative Covenants.  The Company covenants and agrees that so long as any of the Notes shall be outstanding:

           (a) Maintenance of Office. The Company will maintain an office or agency in such place in the United States of America as the Company may designate in writing to the Holder where this Note may be presented for registration of transfer and for exchange as herein provided, where notices and demands to or upon the Company in respect of this Note may be served and where this Note may be presented for payment. Until the Company otherwise notifies the
Holder, said office shall be the principal office of the Company located at
10101 Renner Boulevard, Lenexa, Kansas 66219-9752.

           (b) Payment of Taxes. The Company will promptly pay and discharge or cause to be paid and discharged, before the same shall become in default, all material lawful taxes and assessments imposed upon the Company or any of its subsidiaries or upon the income and profits

of the Company or any of its subsidiaries, or upon any property, real, personal or mixed, belonging to the Company or any of its subsidiaries, or upon any part thereof by the United States or any State thereof, as well as all material lawful claims for labor, materials and supplies which, if unpaid, would become a lien or charge upon such property or any part thereof; provided, however, that neither the Company nor any of its subsidiaries shall be required to pay and discharge or to cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as both (x) the Company has established adequate reserves for such tax, assessment, charge, levy or claim and (y)(i) the Company or a subsidiary shall be contesting the validity thereof in good faith by appropriate proceedings or (ii) the Company shall, in its good faith judgment, deem the validity thereof to be questionable and the party to whom such tax, assessment, charge, levy or claim is allegedly owed shall not have made written demand for the payment thereof.

           (c) Corporate Existence. The Company will do or cause to be done all things necessary and lawful to preserve and keep in full force and effect (i)
its corporate existence and the corporate existence of each of its subsidiaries and (ii) the material rights and franchises of the Company and each of its subsidiaries under the laws of the United States or any State thereof, or, in the case of subsidiaries organized and existing outside the United States, under the laws of the applicable jurisdiction; provided, however, that nothing in this paragraph (c) shall prevent (x) a consolidation or merger of, or a sale, transfer or disposition of all or any substantial part of the property and assets of, the Company not prohibited by the provisions of Section 6.09(e) of the Securities Purchase Agreement or (y) the abandonment or termination of any rights or franchises of the Company, or the abandonment or termination of the corporate existence, rights and franchises of any subsidiary of the Company, if such abandonment or termination is not disadvantageous to the Holder and, in the good faith business judgment of the Company, in the best interests of the
Company.

           (d) Maintenance of Property. The Company will at all times maintain and keep, or cause to be maintained and kept, in good repair, working order and condition (reasonable wear and tear excepted) all significant properties of the
Company and its subsidiaries used in the conduct of the business of the Company and its subsidiaries, and will from time to time make or cause to be made all needful and proper repairs, renewals, replacements, betterments and improvements thereto, so that the business of the Company and its subsidiaries may be conducted at all times in the ordinary course consistent with past practice;
provided, however, that nothing in this subsection (d) shall require (i) the making of any repair or renewal or (ii) the continuance of the operation and maintenance of any property or (iii) the retention of any assets (the sale or other disposition of which would not be prohibited by Section 6.09(e) of the
Securities Purchase Agreement), if such action (or inaction) is not disadvantageous to the Holder and, in the good faith business judgment of the
Company, in the best interests of the Company.

           (e) Insurance. The Company will, and will cause each of its subsidiaries to, (i) keep adequately insured, by financially sound and reputable insurers, all property of a character usually insured by corporations engaged in the same or a similar business similarly situated against loss or damage of the kinds customarily insured against by such corporations and (ii) carry, with financially sound and reputable insurers, such other insurance (including without

limitation liability insurance) in such amounts as are available at reasonable expense and to the extent believed advisable in the good faith business judgment of the Company.

           (f) Keeping of Books. The Company will at all times keep, and cause each of its subsidiaries to keep, proper books of record and account in which proper entries will be made of its transactions in accordance with generally accepted accounting principles consistently applied.

           (g) Notice of Certain Events. The Company shall, immediately after it becomes aware of the occurrence of (i) any Event of Default (as hereinafter defined) or any event which, upon notice or lapse of time or both, would constitute such an Event of Default or (ii) any action, suit or proceeding at law or in equity or by or before any governmental instrumentality or agency which, if adversely determined, would materially impair the right of the Company to carry on its business substantially as now or then conducted, or would reasonably be expected to have a material adverse effect on the business, operations, properties, assets, results of operations, condition (financial or other) or prospects of the Company and its subsidiaries taken as a whole, give notice to the holder of this Note, specifying the nature of such event.

           (h) Payment of Principal and Interest on the Note. Subject to
applicable law and the provisions of any agreements governing Senior
Indebtedness (as hereinafter defined), the Company will provide funds from its subsidiaries by means of dividend, advance or otherwise that are sufficient to permit payment by the Company of the principal of and interest on this Note in accordance with its terms.

           (i) Inspection of Property. The Company will permit the Holder and its agents and representatives to visit and inspect the properties of the
Company and its subsidiaries and their books and records and to discuss the affairs, finances and accounts of the Company and its subsidiaries with their principal officers and independent public accountants, all at such reasonable times and as often as such Holders may reasonably request.

           10. Modification by Holders; Waiver. The Company may, with the written consent of the Holders of not less than a majority in principal amount of the Notes then outstanding, modify the terms and provisions of this Note or the rights of the Holder or the obligations of the Company hereunder, and the observance by the Company of any term or provision of this Note may be waived with the written consent of the Holders of not less than a majority in principal amount of the Notes then outstanding.

           Any such modification or waiver shall apply equally to each Holder of the Notes and shall be binding upon them, upon each future Holder of any Note and upon the Company, whether or not such Note shall have been marked to indicate such modification or waiver, but any Note issued thereafter shall bear a notation referring to any such modification or waiver. Promptly after obtaining the written consent of the Holders as herein provided, the Company shall transmit a copy of such modification or waiver to the Holders of the Notes at the time outstanding.

           11. Events of Default. (a) If any one or more of the following events
(herein called "Events of Default") shall occur (for any reason whatsoever, and whether such occurrence shall, on the part of the Company or any of its subsidiaries, be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of a court of competent jurisdiction or any order, rule or regulation of any administrative or other governmental authority) and such Event of Default shall be continuing:

           (i) default shall be made in the payment of all or any portion of the principal of this Note when the same shall have become due and payable, whether on a scheduled amoritization date, at maturity, on any date fixed for prepayment (including default of any optional prepayment in accordance with the requirements of Section 7 hereof or any mandatory prepayment in accordance with the requirements of Section 8 hereof), by acceleration or otherwise; or

           (ii) default shall be made in the payment of any installment of interest on this Note according to its terms when and as the same shall become due and payable, and such default shall continue for three Business
      Days; or

           (iii) default shall be made in the due observance or performance of any covenant, condition or agreement on the part of the Company contained in Section 6.09 of the Securities Purchase Agreement; or

           (iv) default shall be made in the due observance or performance of any other covenant, condition or agreement on the part of the Company to be observed or performed pursuant to the terms hereof, and such default shall continue for thirty Business Days after written notice thereof, specifying such default and requesting that the same be remedied, is given by any Holder to the Company; or

           (v) the entry of a decree or order for relief by a court having jurisdiction in the premises in respect of the Company or any of its subsidiaries in any involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency or other similar laws, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or any of its subsidiaries for any substantial part of any of their property or ordering the winding-up or liquidation of any of their affairs and the continuance of any such decree or order unstayed and in effect for a period of 30 consecutive days; or

           (vi) the commencement by the Company or any of its material subsidiaries of a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency or other similar laws, or the consent by any of them to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Company or any of its material subsidiaries for any substantial part of any of their property, or the making by any of them of any general assignment for the benefit of creditors, or the failure of the Company or of any of its material subsidiaries generally to

      pay its debts as such debts become due, or the taking of corporate action by the Company or any of its material subsidiaries in furtherance of or which might reasonably be expected to result in any of the foregoing; or

           (vii) a default or an event of default as defined in any instrument evidencing or under which the Company or any of its material subsidiaries has outstanding at the time any Indebtedness in excess of $500,000 in aggregate principal amount shall occur and as a result thereof the maturity of any such Indebtedness (as defined in the Securities Purchase
      Agreement) shall have been accelerated so that the same shall have become due and payable prior to the date on which the same would otherwise have become due and payable and such acceleration shall not have been rescinded or annulled within thrity days; or

           (viii) final judgment (not reimbursed by insurance policies of the
      Company or any of its subsidiaries) for the payment of money in excess of
      $500,000 shall be rendered against the Company or any of its subsidiaries and the same shall remain undischarged for a period of thirty days during which execution shall not be effectively stayed;

then the Holders of at least fifty percent in aggregate principal amount of the
Notes at the time outstanding may, at their option, by a notice in writing to the Company declare this Note to be, and this Note shall thereupon be and become immediately due and payable together with interest accrued thereon, without diligence, presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Company to the extent permitted by law. For purposes of clauses (vi) and (vii), the term "material subsidiary" shall mean each subsidiary of the Company, other than subsidiaries that are dormant, or conduct no business other than the holding of assets of insignificant value or have less than $5 million in annual revenues at such time (collectively
"non-material subsidiaries"); provided, however, for purposes of clauses (vi)
and (vii), in the event that an Event of Default shall relate to one or more non-material subsidiaries which have greater than $5 million in annual revenues in the aggregate such Event of Default shall be deemed to be an Event of Default that relates to material subsidiaries.

           (b) At any time after any declaration of acceleration has been made as provided in this Section 11, the Holders of a majority in principal amount of the Notes then outstanding may, by notice to the Company, rescind such declaration and its consequences, provided, however, that no such rescission shall extend to or affect any subsequent default or Event of Default or impair any right consequent thereon.

           12. Suits for Enforcement. Subject to the provisions of Section 15 below, in case any one or more of the Events of Default specified in Section 11 of this Note shall happen and be continuing (subject to any applicable cure period expressly set forth herein), the Holder may proceed to protect and enforce its rights by suit in equity, action at law and/or by other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Note or in aid of the exercise of any power granted in this
Note, or may proceed to enforce the payment of this Note or to enforce any other legal or equitable right of the Holder.

                                       10

In case of any default under this Note, the Company will pay to the Holder hereof reasonable collection costs and reasonable attorneys' fees, to the extent actually incurred.

           13. Remedies Cumulative. No remedy herein conferred upon the Holder is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

           14. Remedies Not Waived.  No course of dealing between the Company and the Holder or any delay on the part of the Holder in exercising any rights hereunder shall operate as a waiver of any right of the Holder.

           15. Subordination. (a) Anything contained in this Note to the contrary notwithstanding, the indebtedness evidenced by the Notes shall be subordinate and junior, to the extent set forth in the following paragraphs (A),
(B), (C) and (D), to all Senior Indebtedness of the Company. "Senior
Indebtedness" shall mean the principal of, premium, if any, and interest on
(including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law), and all reasonable fees, reimbursement and indemnity obligations, and all other obligations due and payable under (x) any and all "Senior Indebtedness" (as defined in Section 6.09(a)(i)(D) of the Securities Purchase Agreement) and (y)
any and all "Additional Indebtedness" (as defined in Section 6.09(a)(i)(L) of the Securities Purchase Agreement) that is not subordinated to any other
Indebtedness of the Company.

           (A) In the event of any insolvency, bankruptcy, liquidation, reorganization or other similar proceedings, or any receivership proceedings in connection therewith, relative to the Company or its creditors or its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Company, whether or not involving insolvency or bankruptcy proceedings, then all
      Senior Indebtedness shall first be paid in full in cash (or such payment is duly provided for), before any payment, whether on account of principal, interest or otherwise, is made upon the Notes.

           (B) In any of the proceedings referred to in paragraph (A) above, any payment or distribution of any kind or character, whether in cash, property, stock or obligations which may be payable or deliverable in respect of the Notes shall be paid or delivered directly to the holders of
      Senior Indebtedness for application in payment thereof, unless and until all Senior Indebtedness shall have been paid in full in cash (or such payment is duly provided for).

           (C) No payment shall be made, directly or indirectly, on account of the Notes (i) upon maturity of any Senior Indebtedness obligation, by lapse of time, acceleration (unless waived), or otherwise, unless and until all principal thereof and interest thereon and all other obligations in respect thereof shall first be paid in full in cash (or such payment is duly provided for), or (ii) upon the happening of any default in payment of

                                       11

      any principal of, premium, if any, or interest on or any other amounts payable in respect of Senior Indebtedness when the same becomes due and payable whether at maturity or at a date fixed for prepayment or by declaration or otherwise (a "Senior Payment Default"), unless and until such Senior Payment Default shall have been cured or waived or shall have ceased to exist.

           (D) Upon the happening of a default (other than one described in clause (A), (B) or (C) above) with respect to any Senior Indebtedness permitting (after notice or lapse of time or both) one or more holders of such Senior Indebtedness to declare such Senior Indebtedness due and payable prior to the date on which it is otherwise due and payable (a
      "Nonmonetary Default"), upon the occurrence of (i) receipt by the Holders of the Notes of written notice from the holders of said Senior
      Indebtedness of a Nonmonetary Default (any such notice, a "Blockage
      Notice"), or (ii) if such Nonmonetary Default results from the acceleration of the Notes, the date of such acceleration; then (x) the
      Company will not make, directly or indirectly, to the Holder of the Notes any payment of any kind of or on account of all or any part of the Notes
      (other than Deferred Interest Notes); (y) the Holders of the Notes will not accept from the Company any payment of any kind of or on account of all or any part of the Notes (other than Deferred Interest Notes) and (z)
      the Holders of the Notes may not take, demand, receive, sue for, accelerate or commence any remedial proceedings with respect to any amount payable under the Notes, unless and until in each case described in clauses (x), (y) and (z) all such Senior Indebtedness shall have been paid in full in cash (or such payment is duly provided for) or such Nonmonetary
      Default shall have been cured or waived or such acceleration of the Notes shall have been rescinded; provided, however, that if such Nonmonetary
      Default shall have occurred and be continuing for a period (a "Blockage
      Period") commencing on the earlier of the date of receipt of such Blockage
      Notice or the date of the acceleration of the Notes and ending 179 days thereafter (it being understood that not more than one Blockage Period may be commenced with respect to the Notes during any period of 360 consecutive days), and during such Blockage Period (i) such Nonmonetary
      Default shall not have been cured or waived, (ii) the holder of such
      Senior Indebtedness shall not have made a demand for payment and commenced an action, suit or other proceeding against the Company and (iii) none of the events described in subsection (A) above shall have occurred, then (to the extent not otherwise prohibited by subsections (A), (B) or (C) above)
      the Company may make and the Holders of all of the Notes may accept from the Company all past due and current payments of any kind of or on account of the Notes, and such Holder may demand, receive, retain, sue for or otherwise seek enforcement or collection of all amounts payable on account of principal of or interest on the Notes.

           (b) Subject to the payment in full in cash of all Senior Indebtedness
(or the provision for such payment) as aforesaid, the Holders of the Notes shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of any kind or character, whether in cash, property, stock or obligations, which may be payable or deliverable to the holders of
Senior Indebtedness, until the principal of, and interest on, the Notes shall be paid in full, and, as between the Company, its creditors other than the holders of Senior

                                       12

Indebtedness, and the Holders of the Notes, no such payment or distribution made to the holders of Senior Indebtedness by virtue of this Section 15 which otherwise would have been made to the Holder of the Notes shall be deemed a payment by the Company on account of the Senior Indebtedness, it being understood that the provisions of this Section 15 are and are intended solely for the purposes of defining the relative rights of the Holders of the Notes, on the one hand, and the holders of the Senior Indebtedness, on the other hand.
Subject to the rights, if any, under this Section 15 of holders of Senior
Indebtedness to receive cash, property, stock or obligations otherwise payable or deliverable to the Holders of the Notes, nothing herein shall either impair, as between the Company and the Holder of the Notes, the obligation of the
Company, which is unconditional and absolute, to pay to the Holder thereof the principal thereof and interest thereon in accordance with its terms or prevent
(except as otherwise specified therein) the Holders of the Notes from exercising all remedies otherwise permitted by applicable law or hereunder upon default hereunder.

           (c) If any payment or distribution of any character or any security, whether in cash, securities or other property, shall be received by any Holders of the Notes in contravention of any of the terms hereof or before all the
Senior Indebtedness obligations have been paid in full in cash (or such payment is duly provided for), such payment or distribution or security shall be received in trust for the benefit of, and shall be paid over or delivered and transferred to, the holders of the Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all such Senior Indebtedness in full in cash. In the event of the failure of any such Holder to endorse or assign any such payment, distribution or security, each holder of any Senior Indebtedness is hereby irrevocably authorized to endorse or assign the name.

           (d) The rights under these subordination provisions of the holders of any Senior Indebtedness as against any Holders of the Notes shall remain in full force and effect without regard to, and shall not be impaired or affected by:

           (i)  Any act or failure to act on the part of the Company; or

           (ii) Any extension or indulgence in respect of any payment or prepayment of any Senior Indebtedness or any part thereof or in respect of any other amount payable to any holder of any Senior Indebtedness; or

           (iii)Any amendment, modification or waiver of, or addition or supplement to, or deletion from, or compromise, release, consent or other action in respect of, any of the terms of any Senior Indebtedness or any other agreement which may be made relating to any Senior Indebtedness;
      provided, that such Holders of the Notes shall have received a copy of the instrument evidencing any of the foregoing promptly (and in any event within 5 days after the effectiveness thereof); or

           (iv) Any exercise or non-exercise by the holder of any Senior
      Indebtedness of any right, power, privilege or remedy under or in respect of such Senior Indebtedness or of any default in respect of such Senior
      Indebtedness or any receipt by the holder of any

                                       13

      Senior Indebtedness of any security, or any failure by such holder to perfect a security interest in, or any release by such holder of, any security for the payment of such Senior Indebtedness; or

           (v) Any merger or consolidation of the Company or any of its subsidiaries into or with any other person, or any sale, lease or transfer of any or all of the assets of the Company or any of its subsidiaries to any other person; or

           (vi) Absence of any notice to or knowledge by, any holder of any claim hereunder of the existence or occurrence of any of the matters or events set forth in the foregoing clauses (i), (ii), (iv) or (v).

           (e) The Holders of the Notes unconditionally waive (i) notices of any of the matters referred to in Section 15(d)(vi), (ii) all notices which may be required, whether by statute, rule of law or otherwise, to preserve intact any rights of any holder of any Senior Indebtedness, including, without limitation, any demand, presentment and protest, proof of notice of nonpayment under any
Senior Indebtedness, and notice of any failure on the part of the Company to perform and comply with any covenant, agreement, term or condition of any Senior
Indebtedness, (iii) any right to the enforcement, assertion or exercise by any holder of any Senior Indebtedness of any right, power, privilege or remedy conferred in such Senior Indebtedness or otherwise, (iv) any requirements of diligence on the part of any holder of any of the Senior Indebtedness, (v) any requirement on the part of any holder of any Senior Indebtedness to mitigate damages resulting from any default under such Senior Indebtedness and (vi) any notice of any sale, transfer or other disposition of any Senior Indebtedness by any holder thereof.

           (f) The obligations of the Holder under these subordination provisions shall continue to be effective, or be reinstated, as the case may be, if at any time any payment in respect of any Senior Indebtedness, or any other payment to any holder of any Senior Indebtedness in its capacity as such, is rescinded or must otherwise be restored or returned by the holder of such Senior
Indebtedness upon the occurrence of any proceeding referred to in paragraph
13(a)(A) or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Company or any substantial part of its property or otherwise, all as though such payment had not been made.

           (g) Notwithstanding anything to the contrary herein, the Company shall not at any time offer (and the Holder hereof shall not at any time accept)
(i) any pledge of collateral or (ii) any guaranty by any parent or subsidiary of the Company, in each case with respect to the obligations of the Company under this Note.

           16 Covenants Bind Successors and Assigns. All the covenants, stipulations, promises and agreements in this Note contained by or on behalf of the Company shall bind its successors and assigns, whether so expressed or not.

           17  Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of New York.

                                       14

           18  Third Party Beneficiaries.  The provisions of Section 15 are intended to be for the benefit of, and shall be enforceable directly by each holder of, the Senior Indebtedness.

           IN WITNESS WHEREOF, the Company has caused this Note to be signed in its corporate name by one of its officers thereunto duly authorized and to be dated as of the day and year specified above.

                                    LABONE, INC.

                                    By
                                        Name:
                                        Title: